March 2010

Pricing Sheet dated March 1, 2010 relating to
Preliminary Terms No. 327 dated March 1, 2010 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Performance of the S&P GSCITM Energy Index—Excess Return
PRICING TERMS – MARCH 1, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 1, 2010
Original issue date:	March 8, 2010 (5 business days after the pricing date)
Maturity date:	March 13, 2015
Principal protection:	100%
Interest:	None
Underlying commodity index:	S&P GSCITM Energy Index—Excess Return (the “index”)
Payment at maturity:
▪  If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
▪  If the final index value is less than or equal to the initial index value:
$1,000

Supplemental redemption amount:	$1,000 x commodity percent change x participation rate; provided that the supplemental redemption amount will not be less than zero or greater than $680 per note
Participation rate:	100%
Maximum payment amount:	$1,680 per note (168% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	265.1495, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	March 6, 2015, subject to postponement for non-index business days and market disruption events.
CUSIP:	617482KY9
ISIN:	US617482KY97
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	$18	$982
Total	$4,000,000	$72,000	$3,928,000

(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commission of $18 for each note they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 327 dated March 1, 2010
Prospectus Supplement for Commodity-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at..www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.